EXHIBIT 99.1

Monday October 29, 6:02 am Eastern Time

                                  Press Release

SOURCE: NuWay Energy Inc.

                  NuWay Energy Announces Changes in Management

IRVINE, Calif.--(BUSINESS WIRE)-- Oct. 29, 2001-- NuWay Energy Inc. (Nasdaq:
NWAY - news) announces changes to management of the Company, including reconfiguration of management in connection with the oil and gas activities conducted through its two newly formed subsidiaries.

Geraldine Lyons has announced her retirement from the Company, and resigned her position as acting Chief Financial Officer, and Secretary of the Company. The Company named William Bossung (COO) as Secretary of the Company and Joseph Tawil as acting Chief Financial Officer.

To enable management to serve more efficiently, given the newly created oil and gas activities the Company named Todd Sanders (CEO) as President of the entire operations of the Company, and Jeffrey Felder has been named President of the Company's Cigar and Casino Operations.

Todd Sanders, CEO stated, "Given the expansion of the operations of the Company, these changes in management will enable the Company to better manage our anticipated growth."

Some of the statements regarding future expectations anticipated oil and gas production and other operation activities, including the costs and timing of those activities contain projections of results of operations or financial conditions or state other "forward looking" information. Those statements are based on our assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the results we currently contemplate. These statements involve risks that could significantly impact NuWay Energy. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services and government regulation and foreign political risks, as well as other risks commonly associated with the exploration and development of oil and gas properties.

---------------------
Contact:

     NuWay Energy Inc., Irvine
     Todd Sanders, 949/553-8002
     http://www.nuwayenergy.com
     --------------------------

     or

     Investor Relations:
     InaVest
     Brian Quinn, 866/774-6468
     http://www.inavest.com
     ----------------------


--------------------------------------------------------------------------------
                                                                          Page 3